Exhibit 4(a)(11)

Hewlett-Packard Company
3000 Hanover Street
Mail Stop 1032
Palo Alto, CA 94304
www.hp.com

Paul Porrini	April 28, 2008
Vice President and Associate General Counsel

Tel: +1 610 717 5045 Fax: +1 610 717 5045 Paul.Porrini@hp.com	John Wahl Corporate Trust
Computershare Trust Company, Inc.
350 Indiana, Suite 800
Golden, CO 80401

By Email and Fax: +1 303-262-0700

Dear Sir:

Release of Scailex Escrow Funds – Final Settlement of Claims

We refer to the Asset Purchase Agreement, dated August 11, 2005, as amended (the “Asset Purchase Agreement”) between Hewlett-Packard Company (the “Buyer”), Scailex Vision (Tel Aviv) Ltd. (formerly known as Scitex Vision Ltd.) (the “Seller”) and certain other parties named therein, and the Escrow Agreement (the “Escrow Agreement”), dated November 1, 2005, among the Seller, the Buyer and Computershare Trust Company, Inc. (the “Escrow Agent”).

The Buyer and Seller hereby instruct you to release the following amounts from the withheld Escrow Funds:

	(a)	$7,312,423 (Seven million, three hundred and twelve thousand, four hundred and twenty three dollars) to the Buyer in recognition of the following settlements to the Buyer:

		a.	$2,250,000 for the Environmental claim submitted on 4 August 2007;

		b.	$4,208,742 for the Mexican Tax claim submitted on 27 October 2006;

		c.	$676,081 for the US Customs Duty claim submitted on 20 November 2007;

		d.	$102,600 for the Blaze Consulting Fee claim submitted on 20 November 2007; and

		e.	$75,000 for the VAT claim submitted on 20 November 2007;

(b)

$5,816,544 (Five million, eight hundred and sixteen thousand, five hundred and fifty four dollars), plus any interest earned on the withheld Escrow Funds to date, to the Seller in recognition of the following settlements to the Seller:

		a.	$3,405,958 for the Environmental claim submitted on 4 August 2007;

		b.	$1,052,185 for the Mexican Tax claim submitted on 27 October 2006;

		c.	$829,425 for the VAT claim submitted on 20 November 2007;

		d.	$436,000 for the Fireworx claim submitted on 20 November 2007;

		e.	$68,400 for the Blaze Consulting Fee claim submitted on 20 November 2007; and

		f.	$24,576 for the Israel Industrialists Association claim submitted on 13 September 2006.

This should result in an amount of $620,000 remaining as withheld Escrow Funds relating to the Big Print claim made on 20 November 2007. We shall provide you with further instructions regarding the release of this amount when the time is appropriate.

Hewlett-Packard Company
3000 Hanover Street
Mail Stop 1032
Palo Alto, CA 94304
www.hp.com

April 28, 2008 Page 2	Please use the following wire instructions for all amounts to be released to the Seller:
For further credit to: Scailex Vision (Tel-Aviv) Ltd.
Account Number: 605143285
ABA #: 21001088
Swift: MRMDUS33
HSBC Bank USA ABA 021001088
452 Fifth Avenue
New York, N. Y. 10018

Please use the following wire instructions for all amounts to be released to the Buyer:

Hewlett-Packard Company
Bank of America, North America
A/C: 1233651354
ABA#(for domestic wires): 026009593
Swift Code (for international): BOFAUS3N
Narration: Scailex Escrow Claim – Final Settlement

All capitalized terms, not otherwise defined in this letter, have the same meaning as in the Asset Purchase Agreement and Escrow Agreement.

Sincerely yours,

/s/ Paul Porrini	/s/ Yahel Shachar

Paul Porrini	Yahel Shachar
Hewlett-Packard Company	Scailex Vision (Tel Aviv) Ltd
CC:

Scailex Vision (Tel Aviv) Ltd.
c/o: Scailex Corporation Ltd.
16 Shenkar St, Entrance B
Herzliya Pituach Israel, 46120
Tel Aviv 67023, Israel
Attention: Chief Executive Officer
Fax: 972-9-961-912

Herzog, Fox & Neeman
Asia House
4 Weizmann Street
Tel Aviv 64239, Israel
Attention: Ehud Sol, Adv.
Fax: 972-3-696-6464

Goldfarb, Levy, Eran & Co.
Europe-Israel Tower, 2 Weizmann Street
Tel Aviv 64239, Israel
Attention: Nechama Brin, Adv.
Fax: 972-3-608-9909

Hewlett-Packard Company
3000 Hanover Street
Mail Stop 1032
Palo Alto, CA 94304
www.hp.com

April 28, 2008	Rick S. Arnold Jr
Page 3	Senior Counsel
EMEA Corporate, Securities, Mergers and Acquisitions
Hewlett-Packard Company
Etogesstrasse 18C
76275 Ettlingen
Germany
Fax: +1-650-887-0318

MEXICAN TAX APPEAL AGREEMENT

THIS MEXICAN TAX APPEAL AGREEMENT (the “Agreement”) is made and entered into as of the ____ day of April 2008 by and between Hewlett-Packard Company, a Delaware corporation, with its principal place of business located at 3000 Hanover Street, Palo Alto, CA 94304 (“HP”) and Scailex Vision (Tel Aviv) Ltd. c/o: Scailex Corporation Ltd, 6 Shenkar St, Entrance B, Herzliya Pituach Israel, 46120 (“Scailex”).

RECITALS

A.

HP and Scailex entered into an Asset Purchase Agreement dated August 11, 2005, as amended (“APA”), to acquire the Scitex wide format printing business from Scailex, and completed the acquisition on November 1, 2005. At completion, $24 million was deposited into an escrow account to facilitate claims under the APA (the “Escrow Funds”).

B.

On or about October 19, 2006, the Mexican tax authorities levied an additional amount of 52,763,523.92 pesos of additional tax on the Mexican subsidiary acquired by HP (the “Mexican Tax Assessment”) in its acquisition of the Scitex large format printing business. With the consent of Scailex, HP paid this additional tax to the Mexican tax authorities. On October 27, 2006, HP claimed $5,260,927 (Five million, two hundred and sixty thousand, nine hundred and twenty seven dollars) from the Escrow Funds in respect of the additional Mexican tax it paid.

C.

On January 16, 2007, HP, with the consent of Scailex, instructed Baker & Mackenzie (“Outside Counsel”) to file a nullity petition against the tax assessment in the Federal Court of Tax & Administrative Justice in Mexico. At the time of this Agreement this initial appeal has not been finally determined. If this initial appeal is not successful, HP has 15 business days from the date of the judgement being handed down to appeal on constitutional grounds before a Mexican Federal Circuit Court. Judgement from the Mexican Federal Circuit Court is non-appealable.

D.

The parties have agreed to release an amount of $4,208,742 (Four million, two hundred and eight, seven hundred and forty two dollars) (“HP Settlement Payment”), representing 80% of the claimed amount, from the Escrow Funds to HP and to release an amount of $1,052,185 (One million and fifty two thousand, one hundred and eighty five dollars) (“Scailex Settlement Payment”), representing 20% of the claimed amount, from the Escrow Funds to Scailex.

E.

Having agreed to settle and compromise on the claim made against the Escrow Funds with respect to the amount of additional Mexican tax paid by HP, the parties hereby desire to agree upon how the parties will continue to pursue the nullity petition or constitutional challenge against the Mexican Tax Assessment (the “Appeal”).

NOW THERFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree that:

AGREEMENT

1.

Continuation of Appeal. HP agrees to continue to use commercially reasonable efforts to pursue the Appeal. HP further agrees to continue to consult in good faith with Yahel Shachar of Scailex or any other person that Scailex nominates in writing with regard to continuing the Appeal, however, HP shall be entitled to conduct the Appeal in its good faith discretion based on advice received from Outside Counsel.

2.

Funding of Appeal. Scailex hereby agrees to reimburse HP for fifty percent of the amount HP or its affiliates have paid to Outside Counsel in connection with this matter as of the Effective Date. HP hereby represents that the entire amount paid to Outside Counsel with regard to the matter is $50,600, accordingly the parties agree that such amount to be reimbursed to HP pursuant to this provision is $25,300. The parties further agree that all further fees and expenses of Outside Counsel (including any fees and expenses of any experts, consultants or the like engaged by them or acting at their direction) related to this matter shall be paid 50% by Scailex and 50% by HP, provided that HP shall not under any circumstance be required to pay more than an additional $250,000 in connection herewith.

3.	Termination of HP’s Obligations. HP’s obligations in paragraphs 1 and 2 above shall terminate upon the earliest of:

	a.	final non-appealable judgement has been obtained;

	b.	settlement, to which Scailex has granted its consent (not to be unreasonably withheld), is reached with the Mexican tax authorities;

	c.	the date upon which HP has expended a total of $250,000 in fees and expenses in connection with the Appeal; or

	d.	refusal by Outside Counsel to continue to pursue the matter based on a written opinion that the grounds for an appeal are meritless and the chances of a successful appeal would be extremely remote.

If the event in Paragraph 3.c. occurs, HP shall be entitled to cease the Appeal and will provide Scailex with 30 days written prior notice of its decision to do so. Scailex may during this 30 day period, by written notice to HP and agreement with Outside Counsel, elect to continue the Appeal at its own cost and HP agrees to provide commercially reasonable assistance to Scailex (including the provision of access to its Outside Counsel as well as to HP employees who have been directly involved in the Appeal); (i) provided Scailex shall indemnify HP for all reasonable costs and losses incurred by HP in providing such reasonable assistance; and (ii) until such time as the General Counsel of HP determines, with the written advice of reputable outside legal counsel, that continuing such appeal could be detrimental to HP or any of its subsidiaries or affiliates. In the event of such determination HP shall provide written notice to Scailex and Scailex shall cease to pursue such matter further.

4.

Division of Appeal Proceeds. HP agrees to pay to Scailex 75% of any payment HP receives from the Mexican tax authorities (in the same currency as that received by HP from the Mexican tax authorities) in connection with any final judgement or settlement of the Appeal, within 30 days of receiving such payment. In no event, other than as set out hereunder in relation to an award of interest, shall any such payment by HP exceed $3,945,695.25. Scailex agrees that in the event Scailex receives a payment from the Mexican tax authorities, Scailex will pay to HP 25% of any such payment (in the same currency as that received by Scailex) in connection with any final judgement or settlement of the Appeal, within 30 days of receiving such payment. In no event, other than as set out hereunder in relation to an award of interest, shall any such payment by Scailex exceed $1,315,231.75. In the event HP receives a payment of interest from the Mexican tax authorities in satisfaction of an award of interest made in any final judgement of the Appeal, HP shall pay to Scailex 75% of this interest payment (in the same currency as that received by HP from the Mexican tax authorities). In the event Scailex receives a payment of interest from the Mexican tax authorities in satisfaction of an award of interest made in any final judgement of the Appeal, Scailex shall pay to HP 25% of this interest payment (in the same currency as that received by Scailex from the Mexican tax authorities). For the avoidance of doubt, in no event shall HP be required to pay to Scailex any amount more than 75% of what HP actually receives from the Mexican tax authorities as a result of the Appeal and in no event shall Scailex be required to pay to HP any amount more than 25% of what Scailex actually receives from the Mexican tax authorities as a result of the Appeal.

5.

Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given on the day of delivery if delivered by hand, facsimile or email (with confirmation of delivery), or on the first business day after being sent by registered overnight mail, return receipt requested, by overnight courier or overnight express delivery service (in each case with confirmation of delivery) to the address, email address or facsimile telephone number as set out below:

If to HP:

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, CA 94304
Attn: General Counsel
Fax: +1 (650) 857 2012
Email: Michael.Holston@hp.com

If to Scailex:

Scailex Vision (Tel Aviv) Ltd
c/o Scailex Corporation Ltd
6 Shenkar St, Entrance B
Herzliya Pituach Israel, 46120
Fax: +972-9-9610912
Email: yahel.shachar@scailex.com

6.	Termination. This Agreement and the obligations of each party hereunder shall terminate on the 5th (fifth) anniversary of this Agreement.

7.

Integration. This Agreement, including the recitals set forth herein, constitutes the entire agreement and understanding among the parties with respect to the matters contained herein and supersedes any and all prior discussions, negotiations or agreements, whether oral or in writing, between the parties with respect to its subject matter.

8.

Amendment, Modification, Rescission or Termination. This Agreement may not be amended, modified, rescinded or terminated except by written instrument signed by the parties hereto or their successors or assigns.

9.

Representations. The parties agree that they have not relied upon any representations, statements, covenants, promises or warranties in entering into this Agreement other than those actually set forth in this Agreement.

10.

Counterparts, Transmission by Fax. This Agreement may be executed in any number of counterparts. If any party elects to provide its signature by fax, a fax transmission showing that such party or its attorney has signed this Agreement shall be the equivalent of an original signature for all purposes. As a courtesy, however, when a signature is initially provided by fax, an original, hand-signed signature page will also be provided to the other party.

11.

Advice of Counsel. Each party acknowledges that in negotiating this Agreement it was represented by legal counsel of its own choosing, and each party represents thatit has received independent advice from legal counsel of its choosing with respect to the advisability of entering into this Agreement, or that it had the opportunity to seek independent advice from legal counsel and for reasons of its own decided not to seek such advice.

12.

Authority. Each person who signs this Agreement represents and warrants that he or she has the authority and capacity to act on behalf of the party for whom he or she is signing and to bind the party and all who might claim through it to the terms of this Agreement.

13.

Applicable Law and Jurisdiction. This Agreement and the relationship between the parties shall be governed by and interpreted in accordance with Delaware law. Each of the parties agree that the courts of Delaware, USA, to have exclusive jurisdiction to settle any dispute which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement and for such purposes irrevocably submit to the jurisdiction of such Delaware courts.

14.	Confidentiality. The parties shall keep the terms of this Agreement confidential. The parties shall indemnify each other for any damages incurred due to a breach of the provisions of this paragraph.

IN WITNESS WHEREOF, the parties hereto have executed this Mexican Tax Appeal Agreement as of the day and year first written above.

HEWLETT-PACKARD COMPANY		SCAILEX VISION (TEL AVIV) LTD.
a Delaware corporation		an Israeli limited liability company

By:	/s/ Paul Porrini	By:	/s/ Yahel Shachar

Name: Paul Porrini		Name: Yahel Shachar

Its:	VP, Associate GP	Its:	Director

April 28, 2008

Paul Porrini
Vice President and Associate General Counsel
Hewlett-Packard Company
3000 Hanover Street
Palo Alto, CA 94304

Fax: +1 610 717 5045

Dear Sir,

RE: Big Print Escrow Claim

We refer to the Asset Purchase Agreement, dated August 11, 2005, as amended (the “Asset Purchase Agreement”) between Hewlett-Packard Company (the “Buyer”), Scailex Vision (Tel Aviv) Ltd. (formerly known as Scitex Vision Ltd.) (the “Seller”) and certain other parties named therein, and the Escrow Agreement (the “Escrow Agreement”), dated November 1, 2005, among the Seller, the Buyer and Computershare Trust Company, Inc. (the “Escrow Agent”).

On 20 November 2007, the Buyer claimed an amount of $620,000 against the Escrow Fund for anticipated losses relating to an ongoing dispute with Big Print (HK) Co. Ltd (“Big Print Claim”). On December 18, 2007 the Seller provided a dispute notice to several claims, including the Big Print Claim (“Dispute Notice”).

We hereby waive all objections we have to the Big Print Claim, as set out in the Dispute Notice or otherwise, other than the objection in paragraph 11 of the Dispute Notice (that the Losses to the Buyer have not yet materialized).

We further agree to the release of an amount from the Escrow Fund equivalent to the Losses to the Buyer once they have materialized, provided the procedures in the Asset Purchase Agreement are adhered to.

Other than as set out above, this letter shall not be construed as a waiver by the Buyer or Seller of any other rights they may have under the Asset Purchase Agreement.

Please acknowledge your agreement to the above by countersigning and returning a copy of this letter to us at your earliest convenience. All capitalized terms, not defined in this letter, have the same meaning as under the Asset Purchase Agreement and Escrow Agreement.

Yours faithfully,

/s/ Yahel Shachar	/s/ Paul Porrini

Yahel Shachar	Paul Porrini
Director	VP and Associate General Counsel
Scailex Vision (Tel Aviv) Ltd
Hewlett-Packard Company